Exhibit 3.2

Colorado Secretary of State
Date and Time: 03/31/2015 01:55 PM
ID Number: 20071541870
Document number: 20151227543
Amount Paid: $10.00

Document must be filed electronically.
Paper documents are not accepted.
Fees & forms are subject to change.
For more information or to print copies
of filed documents, visit www.sos.state.co.us.

ABOVE SPACE FOR OFFICE USE ONLY

Statement of Correction
Correcting Information for Historical Purposes
filed pursuant to § 7-90-305 of the Colorado Revised Statutes (C.R.S.)

1.	The entity ID number and the entity name, or, if the entity does not have an entity name, the true name are

         Entity ID number  20071541870
                                              (Colorado Secretary of State ID number)

         Entity name or True name  FutureLand, Corp.

2.	The document number of the filed document that is corrected is 20151210732

3.	(The following statement is adopted by marking the box.)
✔	The information contained in the filed document identified above that is incorrect is identified in the attachment and such information, as corrected, is stated in the attachment.

4.	(If applicable, adopt the following statement by marking the box and include an attachment.)

✔	This document contains additional information as provided by law.

Notice:
Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of
State, whether or not such individual is identified in this document as one who has caused it to be delivered.

5.  The true name and mailing address of the individual causing this document to be delivered for filing are

      ROHRET      KARIN
   (Last)                      (First)                  (Middle)     (Suffix)
                         3637-4th Street N
          (Street number and name or Post Office Box information)
                             STE 330
ST PETERSBURG_FL 33704
                          (City)                     (State)            (ZIP/Postal Code)
                                                                                                        .

                                                                    United  States
          (Province – if applicable)                      (Country)

CORRECT_HIST	Page 1 of 2	Rev. 12/01/2012

(If applicable, adopt the following statement by marking the box and include an attachment.)
This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:
This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty.  While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet.  Questions should be addressed to the user's legal, business or tax advisor(s).

CORRECTED RESOLUTION OF THE BOARD OF DIRECTORS
OF AEGEA, INC. FOR NAME CHANGE, REVERSE DIVISION OF
OUTSTANDING COMMON SHARES, EXCHANGE OF DEBT AND
SHARES AND SALE OF ASSETS

Pursuant to the By-Laws, Articles of Incorporation and the Colorado Revised Statutes under Chapter 7, the following actions have been unanimously approved by the undersigned Directors effective March 25, 2015. This corrected resolution takes the place of the previously filed resolution, as to the last paragraph for appointment of officers.

BE IT RESOLVED that the Board of Directors has authorized, as per the vote of the majority shareholders, to be effective April 10, 2015, that a reverse division of the Corporation's common stock shall be effective. Per Colorado Revised Statute 7-106-105, the board recommended, and the majority of the shares authorized to take such action did resolve, to make such resolution effective. Such resolution is as a result of the company's ability current market value and market capitalization, and in order to acquire the certain assets and matters related to market conditions and reorganization of the Company, and the need for increased ability to acquire new opportunities for expansion of operations into additional states and business, and for capital reformation for shareholder value and market performance. Per the Colorado Revised Statutes, the Board of Directors, under its powers granted under the Articles of Incorporation and the powers of the Colorado Revised Statute, with appropriate shareholder approval of the allowed classes of such shares entitled to vote on such matters, having voted in favor of such matter, hereby authorizes and adopts the vote and resolution of the shareholders to effect a reverse division of all common shares of stock, issued and outstanding, as of the effective date for the State of Colorado to be April 10, 2015, in a denomination to be four hundred for one held by the shareholders on a pay date to be effective for market effect and execution upon approval and action by FINRA. Such action shall be executed by the Chief
Executive Officer of the corporation and at his direction for appropriate State and FINRA actions.

BE IT FURTHER RESOLVED that the Board of Directors hereby resolves, consistent with the majority vote of the Shareholders of such eligible voting shares, that the amount of authorized shares shall remain the same and not be subject to a numerical reduction.

BE IT FURTHER RESOLVED, that in order to aid the Company in pursuit of its new business opportunities, does hereby approve of such matters contained in the Preliminary and Final Agreements for Exchange between those Specific Offering Owners of Common Shares of Aegea, Inc. dated March 10, 2015 and through March 21, 2015, that all conditions of such agreement, to include the surrender of such shares set forth therein, along with relief of such debt set forth as due from the Corporation, are hereby recognized for immediate action by the Corporation. After the reverse division authorized herein is effected, the exchange shares shall be issued to such shareholders and creditors which are parties to the Preliminary Agreement as executed, and any such Final Agreement, if any, in return for such debt and shares being exchanged by such parties. The Corporation is hereby bound by such Agreement.

BE IT FURTHER RESOLVED, that the Corporation, in order to obtain relief from such debt due, and finding that it is in the best interest of the shareholders of the Corporation, to sell such assets of Aegea, Inc. which did exist in the form of all intellectual property rights, contractual rights, business plans, architectural works, property rights, and other valuable matters, are hereby sold to the Share and Debt Holders as set forth in such Preliminary Agreement, and any Final Agreement of share and debt exchange, for the amount of $100,000 in such debt as held by such parties due from Aegea, Inc. Additionally, the Corporation grants the rights of the name Aegea, Inc. to be used by such Share and Debt Holders in a new private entity to be domesticated in a separate corporation in the State of Florida or elsewhere. All remaining debt of Aegea, Inc. is hereby assumed by such new entity to be created by the Share and Debt Holders, and such is the liability of their entity either in the State of Florida or such other domicile as chosen. Only such debt which is identified on Schedule A of the Preliminary and Final Agreement shall be debt of the Corporation going forward. The matters set forth in the Preliminary and Final Agreement with such debt and shareholders are hereby obligations of the Corporation, and shall be complied with by the Corporation.

BE IT FURTHER RESOLVED, that the Corporation does, simultaneously with all actions herein, hereby purchase from FutureWorld, Corporation, pursuant to the Preliminary and Final Agreements referenced, all assets of FutureLand Properties, LLC, which will now become and is the core business of the Corporation. Commensurate with such, the Corporation is hereby renamed to be FutureLand, Corp. Such amendments as necessary shall be filed with the State of Colorado.

BE IT FURTHER RESOLVED, that the Corporation does, by this Resolution, appoint Cameron Cox as Chief Executive Officer; and does appoint Saed "Sam" Talari as President and Secretary; and does appoint Karin Rohret as Treasurer. Such amendments as necessary shall be filed with the State of Colorado. The prior appointment of John Verghese as President was incorrectly stated.

Unanimously adopted as set forth below.